Exhibit 10.1

ASSET PURCHASE AGREEMENT

                This Asset Purchase Agreement (the “Agreement”) is dated June 28, 2002, by and between CallVision, Inc., a Washington corporation (the “Buyer”), and OneLink, Inc., a Minnesota corporation (the “Seller”).

                Seller desires to sell, and Buyer desires to purchase, the Assets of Seller for the consideration and on the terms set forth in this Agreement.  Accordingly, the parties, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS AND USAGE

                1.1           Definitions.  For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

                “Accounts Receivable” (a) all trade accounts receivable and other rights to payment from customers of Seller and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller, (b) all other accounts or notes receivable of Seller and the full benefit of all security for such accounts or notes, and (c) any claim, remedy or other right related to any of the foregoing.

                “Active Employees”  means Jon Anderson, Andrew Armstrong, Steve Taylor, Mike Feckler, Jon Schleifer, Paul Lidsky and Brenda Groff.

                “Adjustment Amount”  as defined in Section 2.8.

                “Assets”  as defined in Section 2.1.

                “Assignment and Assumption Agreement”  as defined in Section 2.7(a)(ii).

                “Assumed Liabilities”  as defined in Section 2.4(a).

                “Best Efforts”  the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible, provided, however, that a Person required to use Best Efforts under this Agreement will not be thereby required to take actions that would result in a material adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions or to dispose of or make any change to its business, expend any material funds or incur any other material burden.

                “Bill of Sale”  as defined in Section 2.7(a)(i).

                “Breach”  any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

                “Business Day”  any day other than (a) Saturday or Sunday or (b) any other day on which banks in Washington are permitted or required to be closed.

                “Buyer”  as defined in the first paragraph of this Agreement.

                “Buyer Indemnified Persons”  as defined in Section 11.2.

                “Closing”  as defined in Section 2.6.

                “Closing Date”  the date on which the Closing actually takes place.

                “COBRA”  as defined in Section 10.1.

                “Code”  the Internal Revenue Code of 1986, as amended.

                “Confidential Information”  as defined in Section 12.1.

                “Consent”  any approval, consent, ratification, waiver or other authorization.

                “Contemplated Transactions”  all of the transactions contemplated by this Agreement.

                “Contract”  any agreement, contract or lease related to the Products.

                “Copyrights”  as defined in Section 3.12(a)(iii).

                “Damages”  as defined in Section 11.2.

                “Disclosure Letter”  the disclosure letter delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

                “Effective Time”  12:01 AM on the day following the Closing Date.

                “Encumbrance”  any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

                “ERISA”  the Employee Retirement Income Security Act of 1974.

                “Exchange Act”  the Securities Exchange Act of 1934.

                “Excluded Assets”  as defined in Section 2.2.

                “Facilities”  any real property, leasehold or other interest in real property currently owned or operated by Seller, including the Tangible Personal Property used or operated by Seller at such locations.

                “GAAP”  generally accepted accounting principles for financial reporting in the United States.

                “Governing Documents”  with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership,  the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all shareholders’ agreements, voting agreements, voting trust agreements, joint venture agreements; and (g) any amendment or supplement to any of the foregoing.

                “Governmental Authorization”  any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

                “Governmental Body”  any:

(a)           nation, state, county, city, town, borough, village, district or other jurisdiction;

(b)           federal, state, local, municipal, foreign or other government;

(c)           governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

(d)           multinational organization or body;

(e)           body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or

(f)            official of any of the foregoing.

                “Indemnified Person”  as defined in Section 11.7.

                “Indemnifying Person”  as defined in Section 11.7.

                “Intellectual Property Assets”  as defined in Section 3.12(a).

                “Inventories”  all inventories of Seller, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by Seller in the production of finished goods.

                “IRS”  the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

                “Knowledge”—an individual will be deemed to have Knowledge of a particular fact or other matter if:

                (a)           that individual is actually aware of that fact or matter; or

                (b)           a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty contained in this Agreement.

Seller will be deemed to have Knowledge of a particular fact or other matter if Paul Lidsky or Brenda Groff has, or at any time had, Knowledge of that fact or other matter (as set forth in (a) and (b) above).

A Person (other than an individual or Seller) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor or trustee of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter (as set forth in (a) and (b) above), and any such individual (and any individual party to this Agreement) will be deemed to have conducted a reasonably comprehensive investigation regarding the accuracy of the representations and warranties made herein by that Person or individual.

                “Legal Requirement”  any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

                “Liability”  with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

                “Marks”  as defined in Section 3.12(a)(i).

                “Material Consents”  as defined in Section 7.3.

                “Note”  as defined in Section 2.3.

                “Occupational Safety and Health Law”  any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

                “Order”  any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

                “Ordinary Course of Business”  an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:

(a)           is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person;

(b)           does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and

(c)           is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

                “Part”  a part or section of the Disclosure Letter.

                “Patents”  as defined in Section 3.12(a)(ii).

                “Person”  an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

                “Proceeding”  any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

                “Purchase Price”  as defined in Section 2.3.

                “Record”  information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

                “Related Person”  With respect to a particular individual: (a)  each other member of such individual’s Family; (b)  any Person that is directly or indirectly controlled by any one or more members of such individual’s Family; (c)  any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (d)  any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).

                With respect to a specified Person other than an individual: (a)  any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person; (b)  any Person that holds a Material Interest in such specified Person; (c)  each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (d)  any Person in which such specified Person holds a Material Interest; and (e)  any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

                For purposes of this definition, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree and (iv) any other natural person who resides with such individual; and (c) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

                “Representative”  with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

                “Retained Liabilities”  as defined in Section 2.4(b).

                “Securities Act” the Securities Act of 1933, as amended.

                “Seller”  as defined in the first paragraph of this Agreement.

                “Seller Contract”  any Contract (a) under which Seller has or may acquire any rights or benefits; (b) under which Seller has or may become subject to any obligation or liability; or (c) by which Seller or any of the assets owned or used by Seller is or may become bound.

                “Seller’s Closing Representations and Warranties”  all representations and warranties in Article III, other than those set forth in Sections 3.3, 3.5 and 3.10(c)(i); provided, however, that for purposes of this definition only the representations and warranties set forth in Section 3.14 shall not include the representations and warranties set forth in Sections 3.3, 3.5 and 3.10(c)(i).

                “Software”  all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, schema, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

                “Subsidiary”  with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

                “Tangible Personal Property”  all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind owned or leased by Seller (wherever located and whether or not carried on Seller’s books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

                “Tax”  any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

                “Tax Return”  any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

                “Third Party”  a Person that is not a party to this Agreement.

                “Third-Party Claim”  any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

                1.2           Usage & Interpretation.  In this Agreement, unless a clear contrary intention appears:

(a)           the singular number includes the plural number and vice versa;

(b)           reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(c)           reference to any gender includes each other gender;

(d)           reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(e)           reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(f)            “hereunder,” “hereof,” “hereto,”  and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(g)           “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(h)           “or” is used in the inclusive sense of “and/or”;

(i)            with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(j)            references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

                1.3           Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

                1.4           Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

2.  SALE AND TRANSFER OF ASSETS; CLOSING

                2.1           Assets to be Sold.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of the Effective Time, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Encumbrances, all of Seller’s right, title and interest in all of Seller’s assets related to Seller’s TeleSmart and TeleMetrics products (the “Products”).  Such assets include any and all hardware, proprietary Software, third party Software, know-how and documentation related to the operation and service of the Products, all Contracts and revenue streams related to the Products, all Intellectual Property Assets, proprietary information and other intellectual property or Records related to the Products, and any other tangible or intangible rights related, directly or indirectly, to the Products, including, without limitation, those assets described on Schedule 2.1 attached hereto and incorporated herein by this reference.  Without limiting the generality of the foregoing, the Assets shall include:

(a)           all Accounts Receivable related to the Products that arise on and after June 8, 2002;

(b)           all Seller Contracts related to the Products, and all outstanding offers or solicitations made by or to Seller to enter into any Contract related to the Products;

(c)           all Governmental Authorizations related to the Products and all pending applications therefor or renewals thereof, in each case to the extent transferable to Buyer;

(d)           all data and Records related to the Products, including client and customer lists and Records, referral sources, research and development reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial Records and receipts, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records;

(e)           all of the intangible rights and property of Seller related to the Products, including Intellectual Property Assets, going concern value, goodwill, telephone, telecopy and e-mail addresses and listings;

(f)            all insurance benefits, including rights and proceeds, arising from or relating to the Assets or the Assumed Liabilities prior to the Effective Time, unless expended in accordance with this Agreement;

(g)           all claims of Seller against third parties relating to the Assets, whether choate or inchoate, known or unknown, contingent or noncontingent, including all such claims listed in Part 2.1(g); and

(h)           all rights of Seller relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof with respect to the Products.

All of the property and assets to be transferred to Buyer hereunder are herein referred to collectively as the “Assets.”

Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Assets unless Buyer expressly assumes that Liability pursuant to Section 2.4(a).

                2.2           Excluded Assets.  All assets of Seller other than the Assets are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Seller after the Closing (collectively, the “Excluded Assets”).

                2.3           Consideration.  The consideration for the Assets will be (a) up to two hundred fourteen thousand three hundred and no dollars  ($214,300) (which includes the Adjustment Amount as determined pursuant to Section 2.8) (the “Purchase Price”), (b) the assumption of the Assumed Liabilities, and (c) payment of an amount equal to fifteen percent (15%) of any revenue (i.e., set-up or recurring revenue) generated from the sale of current or future versions of the Products to any customers other than Qwest (as hereinafter defined) pursuant to the Qwest Contract (as hereinafter defined) during the period from the date hereof through December 31, 2003.  Revenue generated on or prior to December 31, 2003, but collected after such time shall be included in the obligations under this Section 2.3.  Buyer will use its commercially reasonable Best Efforts to collect such revenues,; however, Seller acknowledges that Buyer’s obligations pursuant to this Section 2.3 are for revenue generated and collected, not just for revenue generated.  Buyer will compute and remit such payments on a quarterly basis to Seller within fifteen (15) days after the end of each calendar quarter.  Seller shall have the right to inspect Buyer’s computations relating to the generated revenue and records underlying such computations.

                The Purchase Price shall be paid as follows:

(a)           upon the signing of this Agreement, Seller shall deliver to Buyer by wire transfer the sum of one hundred thousand and no dollars ($100,000) plus the Adjustment Amount (such aggregate sum not to exceed one hundred fourteen thousand three hundred and no dollars ($114,300); in exchange for a Secured Promissory Note of Seller (the “Note”) in the form of Exhibit 2.3 hereto in an amount equal to one hundred thousand ($100,000) plus the Adjustment Amount, which Note shall be cancelled  and the security interest released at Closing; and

(b)           at the Closing, Seller shall deliver to Buyer by wire transfer one hundred thousand and no dollars ($100,000).

                2.4           Liabilities.

(a)           Assumed Liabilities. On the Closing Date, but effective as of the Effective Time, Buyer shall assume and agree to discharge only the following Liabilities of Seller (the “Assumed Liabilities”):

(i)            Seller’s obligations under the Software Development and License Agreement between US West Communications, Inc., a Colorado corporation (n/k/a “Qwest Communications, Inc.” and referred to herein as “Qwest”) and Seller dated November 11, 1997, as amended on March 5, 1998, and on January 25, 2000 (as amended, the “Qwest Contract”); and

(ii)           Seller’s obligations to provide services under the Qwest Contract in consideration of a $50,000 prepayment from Qwest to Seller on January 10, 2002.

(iii)          Seller’s obligations under the specific Seller Contracts identified in Part 3.10(a) that are listed on Schedule A to Exhibit 2.7(a)(ii) at Closing.

(b)           Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller. “Retained Liabilities” shall mean every Liability of Seller other than the Assumed Liabilities.

                2.5           Allocation.  The Purchase Price shall be allocated in accordance with a schedule mutually agreed upon between the parties prior to the Closing.  After the Closing, the parties shall make consistent use of the allocation, fair market value and useful lives specified in Exhibit 2.5 for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code.  Buyer shall prepare and deliver IRS Form 8594 to Seller, within forty-five (45) days after the Closing Date, to be filed with the IRS.  In any Proceeding related to the determination of any Tax, neither Buyer nor Seller shall contend or represent that such allocation is not a correct allocation.

                2.6           Closing.  The purchase and sale provided for in this Agreement (the “Closing”) will take place by the release of the Closing documents by each of the parties to the other after delivery thereof by overnight courier on or prior to the date that is two (2) Business Days following the approval of the transaction contemplated hereby by Seller’s shareholders, or by such other means or later date as is mutually agreeable to Buyer and Seller.  Subject to the provisions of Article 9, failure to consummate the Contemplated Transactions on the date and time determined pursuant to this Section 2.6 will not result in this Agreement’s termination and will not relieve any party of any obligation under this Agreement.  In such a situation, the Closing will occur as soon as practicable, subject to Article 9.

                2.7           Closing Obligations.  At the Closing:

(a)           Seller shall deliver to Buyer:

(i)            an executed bill of sale in the form of Exhibit 2.7(a)(i) (the “Bill of Sale”);

(ii)           an executed assignment in the form of Exhibit 2.7(a)(ii), which assignment shall also contain Buyer’s undertaking and assumption of the Assumed Liabilities (the “Assignment  and Assumption Agreement”);

(iii)          separate assignments of all registered Marks, Patents and Copyrights in the form of Exhibit 2.7(a)(iii);

(iv)          such other deeds, bills of sale, assignments, certificates of title, documents  and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and its legal counsel and executed by Seller;

(v)           evidence that Seller shall have received the approval of its shareholders necessary to consummate the Contemplated Transactions;

(vi)          an officer’s certificate certifying the accuracy of each of Seller’s representations and warranties as of the date of this Agreement and Seller’s Closing Representations and Warranties as of the Closing in accordance with Section 7.1, and

Seller’s compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 7.2; and

(vii)         a Secretary’s certificate certifying and attaching, as of the Closing, complete and accurate copies of Seller’s Governing Documents, all requisite resolutions or actions of Seller’s board of directors and shareholders authorizing and approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions, and certifying to the incumbency and signatures of the officers of Seller executing this Agreement and any other document relating to the Contemplated Transactions.

(b)           Buyer shall deliver to Seller:

(i)            The sum of one hundred thousand dollars ($100,000) by wire transfer to an account specified by Seller in writing delivered to Buyer at least two (2) business days prior to the Closing Date;

(ii)           The Assignment and Assumption Agreement executed by Buyer;

(iii)          a certificate certifying the accuracy of Buyer’s representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 8.1, and Buyer’s compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 8.2; and

(iv)          a Secretary’s certificate certifying and attaching, as of the Closing, complete and accurate copies of Buyer’s Governing Documents all, requisite resolutions or actions of Buyer’s board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to the Contemplated Transactions.

(v)           the cancelled Note.

                2.8           Adjustment Amount and Payment.  The “Adjustment Amount” will be equal to the amount paid by Seller for office rent for the period from June 8, 2002 through June 30, 2002, pursuant to the Industrial Space Lease by and between Thomas S. Schreier and Seller, dated December 6, 1994, as amended on May 12, 1998, and the fee paid by Seller for T-1 bandwith pursuant to the Worldcom/OneLink agreement dated September 25, 2001 for the period from June 8, 2002 through June 30, 2002; provided, however, that the Adjustment Amount shall not exceed fourteen thousand three hundred and no dollars ($14,300).

3.  REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

                3.1           Organization and Good Standing.

(a)           Part 3.1(a) contains a complete and accurate list of Seller’s jurisdiction of incorporation and any other jurisdictions in which it is qualified to do business as a foreign corporation. Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Seller Contracts.    Seller is qualified to do business as a foreign corporation in every jurisdiction in which the nature of its business or its ownership of property requires it to be so qualified except for those jurisdictions in which the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the Seller’s business, assets, properties, financial condition or results of operations.

(b)           Complete and accurate copies of the Governing Documents of Seller, as currently in effect, are attached to Part 3.1(b).  Part 3.1(b) also contains an accurate listing of outstanding options, warrants or other securities convertible into common stock of Seller.

3.2           Enforceability; Authority; No Conflict.

(a)           This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms.  Upon the execution and delivery by Seller of any other agreement to be executed or delivered by Seller at the Closing (collectively, the “Seller’s Closing Documents”), each of Seller’s Closing Documents will constitute the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms.  Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Seller’s Closing Documents to which it is a party and to perform its obligations under this Agreement and the Seller’s Closing Documents, and such action has been duly authorized by all necessary action by Seller’s board of directors and, prior to Closing, will have been authorized by Seller’s shareholders.

(b)           Except as set forth in Part 3.2(b), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i)            Breach (A) any provision of any of the Governing Documents of Seller or (B) any resolution adopted by the board of directors or the shareholders of Seller;

(ii)           Breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Seller or any of the Assets may be subject;

(iii)          contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seller or that otherwise relates to the Assets or to the business of Seller;

(iv)          cause Buyer to become subject to, or to become liable for the payment of, any Tax that may be imposed by any Governmental Body in the State of Minnesota;

(v)           Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract; or

(vi)          result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets.

(c)           Except as set forth in Part 3.2(c), and except for the approval of Seller’s shareholders, Seller is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

                3.3           Sufficiency of Assets.  Except as set forth in Part 3.3, the Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, related to the Products.

                3.4           Title to Assets.  Seller owns good and transferable title to all of the Assets free and clear of any Encumbrances other than those described in Part 3.4.  Seller warrants to Buyer that, at the time of Closing, all  Assets shall be free and clear of all Encumbrances.

                3.5           Condition of Assets.  Each item of Tangible Personal Property included in the Assets is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the Ordinary Course of Business and to Seller’s Knowledge is free from latent and patent defects.  No item of Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business.  All Tangible Personal Property included in the Assets is in the possession of Seller.

                3.6           Taxes.  Except as listed in Part 3.6, Seller has filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes related to the Assets that are or were required to be filed pursuant to applicable Legal Requirements.  All Tax Returns and reports filed by Seller are true, correct and complete.  Seller has paid, or made provision for the payment of, all Taxes that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by Seller, except such Taxes, if any, as are listed in Part 3.6 and are being contested in good faith.  Except as provided in Part 3.6, Seller currently is not the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made or is expected to be made by any Governmental Body in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are no Encumbrances on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax, and Seller has no Knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance.

                3.7           Employee Benefits.  Except as set forth on Part 3.7, neither Seller nor any ERISA Affiliate has any employee benefit plans that are (i) a “defined benefit plan” (as defined in Section 414(l) of the Code); (ii) a plan intended to meet the requirements of Section 401(a) of the Code; (iii) a “multiemployer plan” (as defined in Section 3(37) of ERISA); or (iv) a plan subject to Title IV of ERISA, other than a multiemployer plan.  As used herein, “ERISA Affiliate” shall mean or any other corporation or trade or business controlled by, controlling or under common control with Seller (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA).  With respect to any plan disclosed or required to be disclosed on Part 3.7, Seller has made full payment of all amounts that are required to be paid as contributions, premiums, or other payments under the terms of any such plan or of such amounts as the Seller may be statutorily obligated to make under ERISA with respect to all periods prior to the date hereof, and no accumulated funding deficiency, underfunding, or liquidity shortfall (as those terms are defined in Section 302 of ERISA and Section 412 of the Code) has been incurred with respect to any such plan, whether or not waived.

                3.8           Compliance with Legal Requirements; Governmental Authorizations.  With respect to the Assets, except as set forth in Part 3.8:

(a)           Seller is, and at all times since January 1, 2000, has been, in full compliance with each Legal Requirement relating to the Assets that is or was applicable to it, or to the conduct or operation of its business as it relates to the Assets, or the ownership or use of the Assets;

(b)           Seller has not received, at any time since January 1, 2000, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement related to the Assets, or (B) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(c)           to Seller’s Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement or (B) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

                3.9           Legal Proceedings; Orders.

(a)           Except as set forth in Part 3.9(a), there is no pending or, to Seller’s Knowledge, threatened Proceeding relating to or affecting the Assets.  To Seller’s Knowledge, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

(b)           With respect to the Assets, except as set forth in Part 3.9(b): there is no Order to which Seller or any of the Assets is subject.  To Seller’s Knowledge, no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Seller or any of the Assets is subject.

                3.10         Contracts; No Defaults.

(a)           Part 3.10(a) contains an accurate and complete list, and Seller has delivered to Buyer accurate and complete copies, of: (i)  each Seller Contract relating to the Products or the Assets currently in effect; (ii)  each written warranty, guaranty and/or other similar undertaking that relates to the Products with respect to contractual performance extended by Seller other than in the Ordinary Course of Business; and (iii)  each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

(b)           Except as set forth in Part 3.10(b): (i)  each Contract identified or required to be identified in Part 3.10(a) and which is to be assigned to or assumed by Buyer under this Agreement is in full force and effect and is valid and enforceable against Seller and, to Seller’s

Knowledge, against the other party or parties thereto, in accordance with its terms; (ii)  each Contract identified or required to be identified in Part 3.10(a) and which is being assigned to or assumed by Buyer is assignable by Seller to Buyer without the consent of any other Person; and (iii)  to the Knowledge of Seller, no Contract identified or required to be identified in Part 3.10(a) and which is to be assigned to or assumed by Buyer under this Agreement will upon completion or performance thereof have an adverse effect on the Assets.

(c)           Except as set forth in Part 3.10(c): (i)  Seller is in compliance with all applicable terms and requirements of each Seller Contract which is being assumed by Buyer; (ii) to Seller’s Knowledge, each other Person that has or had any obligation or liability under any Seller Contract which is being assigned to Buyer is in full compliance with all applicable terms and requirements of such Contract; (iii) to Seller’s Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a Breach of, or give Seller or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract that is being assigned to or assumed by Buyer; (iv)  no event has occurred or circumstance exists under or by virtue of any Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance affecting any of the Assets; and (v)  Seller has not given to or received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or Breach of, or default under, any Contract which is being assigned to or assumed by Buyer.

(d)           There are no renegotiations of, attempts to renegotiate or, to Seller’s Knowledge, outstanding rights to renegotiate any material amounts paid or payable to Seller under current Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.

(e)           Each Contract has been entered into without the commission of any act (alone or in concert with any other Person) or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

(f)            Qwest has granted its Consent to Seller’s assignment of the Qwest Contract to Buyer and to Buyer’s assumption of the Qwest Contract.

                3.11         Insurance.

(a)           Seller has delivered to Buyer: (i)  an accurate and complete certificate of insurance for policies of insurance pertaining to the Assets to which Seller is a party or under which Seller is or has been covered at any time since January 1, 2000 (a list of which is included in Part 3.11(a)); (ii)  accurate and complete copies of all pending applications by Seller for policies of insurance; and (iii)  any statement by the auditor of Seller’s financial statements or any consultant or risk management advisor with regard to the adequacy of Seller’s coverage or of the reserves for claims.

(b)           Part 3.11(b) describes: (i)  any self-insurance arrangement by Seller with respect to the Assets, including any reserves established thereunder; (ii)  any Contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk to which Seller is a party or to which the Assets are subject; and (iii)  all obligations of Seller to provide insurance coverage to Third Parties (for example, under Contracts or service agreements) and identifies the policy under which such coverage is provided.

(c)           Except as set forth in Part 3.11(c): (i)  all policies of insurance identified in Part 3.11(a) are valid, outstanding and enforceable, are issued by a financially sound and reputable insurer, and taken together, provide adequate insurance coverage for the Assets and the operations of Seller for all risks to which Seller is normally exposed, and are sufficient for compliance with all Legal Requirements and Seller Contracts; (ii)  Seller has not received with respect to the Assets (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder; (iii)  Seller has paid all premiums due with respect to the policies of insurance identified in Part 3.11(a), and has otherwise performed all of its obligations, under each policy of insurance to which it is a party or that provides coverage to Seller; and (iv)  Seller has given notice to the insurer of all claims that may be insured thereby.

                3.12         Intellectual Property Assets.

(a)           The term “Intellectual Property Assets” means all intellectual property related to the Products owned or licensed (as licensor or licensee) by Seller in which Seller has a proprietary interest, including: (i)  all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications (collectively, “Marks”); (ii)  all patents, patent applications and inventions, improvements and discoveries that may be patentable (collectively, “Patents”); (iii)  all registered and unregistered copyrights in both published works and unpublished works (collectively, “Copyrights”); (iv)  all rights in mask works; (v)  all know-how, trade secrets, confidential or proprietary information, development tools, customer lists, Software, technical information, data, schema, process technology, documentation, plans, drawings and blue prints (collectively, “Trade Secrets”); and (vi)  all rights in internet web sites and internet domain names presently used by Seller (collectively, “Net Names”).

(b)           Part 3.12(b) contains a complete and accurate list and summary description, including any royalties paid or received by Seller, and Seller has delivered to Buyer accurate and complete copies, of all Seller Contracts relating to the Intellectual Property Assets. There are no outstanding and, to Seller’s Knowledge, no threatened disputes or disagreements with respect to any such Contract.

(c)           Except as set forth in Part 3.12(c), the Intellectual Property Assets are all those necessary for the operation of Seller’s business relating to the Products as it is currently conducted, and Seller is the owner or licensee of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances, and has the right to use without payment to a Third Party all of the Intellectual Property Assets, other than in respect of licenses listed in Part 3.12(c).

Except as set forth in Part 3.12(c), all former and current employees, consultants and contractors of Seller have executed written Contracts with Seller that assign to Seller all rights to any Intellectual Property Assets relating to the Products.

(d)           Part 3.12(d) contains a complete and accurate list and summary description of all Patents pertaining to the Products.  Except as set forth on Part ..12(d), all of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.  No Patent has been or is now involved in any interference, reissue, reexamination, or opposition Proceeding. To Seller’s Knowledge, there is no potentially interfering patent or patent application of any Third Party.  Except as set forth in Part 3.12(d), (A) no Patent is infringed or, to Seller’s Knowledge, has been challenged or threatened in any way and (B) none of the products developed, manufactured or sold, nor any process or know-how used, by Seller infringes or is alleged to infringe any patent or other proprietary right of any other Person.  All products made, used or sold under the Patents have been marked with the appropriate patent notice as required by applicable law.

(e)           Part 3.12(e) contains a complete and accurate list of all registered Marks.  Except as set forth on Part 3.12(e), all Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all U.S. registration requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.  No registered Mark has been or is now involved in any opposition, invalidation or cancellation Proceeding and, to Seller’s Knowledge, no such action is threatened with respect to any of the registered Marks.  To Seller’s Knowledge, there is no potentially interfering trademark or trademark application of any other Person.  No registered Mark is infringed or, to Seller’s Knowledge, has been challenged or threatened in any way.  None of the registered Marks used by Seller infringes or is alleged to infringe any trade name, trademark or service mark of any other Person.  All products and materials containing a registered Mark bear the proper federal registration notice where permitted by law.

(f)            Part 3.12(f) contains a complete and accurate list and summary description of all registered Copyrights.  All of the registered Copyrights are currently in compliance with formal Legal Requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the date of Closing.  No Copyright is infringed or, to Seller’s Knowledge, has been challenged or threatened in any way.  None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any Third Party or is a derivative work based upon the work of any other Person.  All works encompassed by the Copyrights have been marked with the proper copyright notice.

(g)           Except as set forth in Part 3.12(g), with respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.  Seller has taken all commercially reasonable precautions to protect the secrecy, confidentiality and value of all Trade Secrets (including the enforcement by Seller of a policy requiring each employee, consultant or contractor to execute proprietary information and confidentiality agreements substantially in Seller’s standard form, and all current and former employees, consultants and contractors of Seller have executed such an agreement). Seller has good title to and an absolute right to use the Trade Secrets.  The Trade Secrets are not part of the public knowledge or literature and, to Seller’s Knowledge, have not been used, divulged or appropriated either for the benefit of any Person (other than Seller) or to the detriment of Seller.  No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way or infringes any intellectual property right of any other Person.

(h)           Part 3.12(h) contains a complete and accurate list and summary description of all Net Names.  All Net Names have been registered in the name of Seller and are in compliance with all formal Legal Requirements.  No Net Name has been or is now involved in any dispute, opposition, invalidation or cancellation Proceeding and, to Seller’s Knowledge, no such action is threatened with respect to any Net Name.  To Seller’s Knowledge, there is no domain name application pending of any other person which would or would potentially interfere with or infringe any Net Name.  No Net Name is infringed or, to Seller’s Knowledge, has been challenged, interfered with or threatened in any way.  No Net Name infringes, interferes with or is alleged to interfere with or infringe the trademark, copyright or domain name of any other Person.

(i)            Except as set forth in Part 3.12(i). The Intellectual Property Assets do not contain any Open Source Software, and no Open Source Software has been used in the course of creating or otherwise in connection with or related to the Intellectual Property Assets.  As used in this Section 3.25(i), “Open Source Software” means Software that is licensed under terms that grant or purport to grant any of Seller’s or Buyer’s rights or immunities under any of Seller’s or Buyer’s intellectual property or proprietary rights in the Intellectual Property Assets to a third party or that create or purport to create any obligations for Seller or Buyer regarding the Intellectual Property Assets, including but not limited to Software distributed in source code form under a license that guarantees the right to read, redistribute, modify, create derivative works, and use the Software free of charge, such as Software certified by the Open Source Initiative and Software subject to GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), the Artistic License (e.g., PERL), the Mozilla Public License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), the Apache Software License, and the like.

                3.13         Brokers or Finders.  Neither Seller nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of the Assets or the Contemplated Transactions.

                3.14         Disclosure.

(a)           No representation or warranty or other statement made by Seller in this Agreement, the Disclosure Letter, any supplement to the Disclosure Letter, or the certificates delivered pursuant to Section 2.7(a) in connection with the Contemplated Transactions contains any untrue statement of a material fact regarding the Assets or omits to state a material fact regarding the Assets necessary to make any of them, in light of the circumstances in which it was made, not misleading.

(b)           Seller does not have Knowledge of any fact that has specific application to Seller (other than general economic or industry conditions) and that may materially adversely affect the economic value to the Buyer of the Assets that has not been set forth in this Agreement or the Disclosure Letter.

4.  REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

                4.1           Organization and Good Standing.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington, with full corporate power and authority to conduct its business as it is now conducted.

                4.2           Authority; No Conflict.

(a)           This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Assignment and Assumption Agreement and each other agreement to be executed or delivered by Buyer at Closing (collectively, the “Buyer’s Closing Documents”), each of the Buyer’s Closing Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms. Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents, and such action has been duly authorized by all necessary corporate action.

(b)           Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to: (i)  any provision of Buyer’s Governing Documents; (ii)  any resolution adopted by the board of directors or the shareholders of Buyer; (iii)  any Legal Requirement or Order to which Buyer may be subject; or (iv)  any Contract to which Buyer is a party or by which Buyer may be bound.

Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

                4.3           Certain Proceedings.  There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been threatened.

                4.4           Brokers or Finders.  Neither Buyer nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Contemplated Transactions.

                4.5           Financial Ability.  Buyer has sufficient cash or other liquid financial resources to pay the Purchase Price to Seller as contemplated by Section 2.3.

5.  COVENANTS OF SELLER PRIOR TO CLOSING

                5.1           Access and Investigation.  Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Buyer, Seller shall: (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, “Buyer Group”) full and free access, during regular business hours, to Seller’s personnel, properties (including subsurface testing), Contracts, Governmental Authorizations, books and Records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Seller; (b) furnish Buyer Group with copies of all such Contracts, Governmental Authorizations, books and Records and other existing documents and data as Buyer may reasonably request; (c) furnish Buyer Group with such additional financial, operating and other relevant data and information as Buyer may reasonably request; and (d) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer’s investigation of the properties, assets and financial condition related to Seller. In addition, Buyer shall have the right to have the Tangible Personal Property inspected by Buyer Group, at Buyer’s sole cost and expense, for purposes of determining the physical condition and legal characteristics of the Tangible Personal Property.

                5.2           Operation of the Seller’s Business.

(a)           At 12:01 AM on the day following the date hereof and upon receipt of the consideration set forth in Section 2.3(a), Seller shall transfer possession of the Assets to Buyer.   Between the date of this Agreement and the Closing, Seller shall cooperate fully to complete the orderly transfer of possession of the Assets, shall allow Buyer reasonable access to its premises and shall take no action which reduces the value of the Assets.

(b)           Seller acknowledges that, as an accommodation to Seller, Buyer has agreed to insure the Assets for $400,000.  Seller agrees that it shall limit any claims it may have against Buyer for damage to or loss of the Assets during the period from the date hereof through the Closing Date to the amount of such insurance coverage.

(c)           Seller shall cooperate with Buyer and assist Buyer in identifying the Governmental Authorizations (if any) required by Buyer to operate the business related to the Assets from and after the date hereof and either transferring existing Governmental Authorizations of Seller to Buyer, where permissible, or obtaining new Governmental Authorizations for Buyer;

(d)           Seller shall, upon request from time to time, execute and deliver all documents, make all truthful oaths, testify in any Proceedings and do all other acts that may be reasonably necessary or desirable in the opinion of Buyer to consummate the Contemplated Transactions, all without further consideration.

(e)           Before transferring possession of the Assets, Seller shall make copies of all Intellectual Property Assets which might be subject to modification by Buyer.  At the Effective Time, Seller shall destroy all such copies.

(f)            Seller hereby grants Buyer a royalty free worldwide license to use the Assets (including, without limitation, the right to reverse-engineer Software and create derivative works as appropriate in Buyer’s sole discretion) as necessary to perform Buyer’s covenants under Section 6.3 hereof.

                5.3           Negative Covenant.  Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, Seller shall not, without the prior written Consent of Buyer, (a) make any modification to any material Contract or Governmental Authorization; or (b) enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to the Assets or the Assumed Liabilities.

                5.4           Required Approvals.  As promptly as practicable after the date of this Agreement, Seller shall make all filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions, including, without limitation, the filings required to obtain the approval of Seller’s shareholders.  Seller also shall cooperate with Buyer and its Representatives with respect to all filings pursuant to Legal Requirements that Buyer shall be required to make in connection with the Contemplated Transactions.  Seller also shall cooperate with Buyer and its Representatives in obtaining all Material Consents.

                5.5           Notification.  Between the date hereof and the Closing Date, Seller shall promptly notify Buyer in writing if it becomes aware of (a) any fact or condition that causes or constitutes a Breach of any of Seller’s representations and warranties made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that is reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a Breach of any of Seller’s Closing Representations and Warranties had that representation or warranty been made as of the time of the occurrence of, or Seller’s discovery of, such fact or condition. Should any such fact or condition require any change to the Disclosure Letter, Seller shall promptly deliver to Buyer a supplement to the Disclosure Letter specifying such change. Such delivery shall not affect any rights of Buyer under Section 9.2 and Article 11. During the same period, Seller also shall promptly notify Buyer of the occurrence of any Breach of any covenant of Seller in this Article 5 or of the occurrence of any event that may make the satisfaction of the conditions in Article 7 impossible or unlikely.

                5.6           No Negotiation.  Until such time as this Agreement shall be terminated pursuant to Section 9.1:

(a)           Seller shall, and shall direct and use reasonable efforts to cause its officers, directors, employees, investment bankers, brokers and other representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal. Seller shall not, nor shall it authorize or permit any of its officers, directors, employees, investment bankers, brokers or other representatives and agents to directly or indirectly (i) take any action to solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to any Acquisition Proposal, or (ii) engage in negotiations with, or disclose any information relating to Seller or afford access to Seller’s properties, books, or records to any Person that may be considering making, or has made, an Acquisition Proposal.  For purposes of this Agreement, “Acquisition Proposal” means any offer or proposal for the acquisition of the Assets through purchase, merger, consolidation or otherwise (other than in connection with the Contemplated Transactions or sales of inventory in the ordinary course).

(b)           Neither Seller’s board of directors nor any committee thereof shall (i) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (ii) cause Seller to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each a “Seller Acquisition Agreement”) related to any Acquisition Proposal; provided, however, that if prior to the Closing Seller’s board of directors determines in good faith that the failure to do so could create a reasonable possibility of a breach of its fiduciary duties to Seller’s shareholders under applicable law, the board of directors may approve or recommend a Superior Proposal or terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause Seller to enter into any Acquisition Agreement with respect to any Superior Proposal).  For purposes of this Agreement, a “Superior Proposal” means any bona fide offer or proposal for, or any indication of interest in, any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Seller, or the acquisition of any significant equity interest in, or a substantial portion of the assets of Seller (including the Assets) which Seller’s board of directors determines in good faith (and based on the advice of its advisors) to be more favorable to Seller’s shareholders than the Contemplated Transactions (taking into account all factors relating to such proposed transaction deemed relevant by the board of directors of Seller, including without limitation the financing thereof and all other conditions thereto).

(c)           Seller shall promptly notify Buyer in writing after receipt of any Acquisition Proposal or any request for information relating to Seller by any third party that may be considering making, or has made, an Acquisition Proposal.  The notification shall describe the material terms and conditions of such request or Seller Acquisition Proposal and the identity of the third party making such request or Seller Acquisition Proposal.

(d)           Notwithstanding the covenants contained in this Section 5.6, Seller may furnish information concerning its business to a third party making an unsolicited Acquisition Proposal and enter into discussions, negotiations or agreements with such third party if Seller concludes, after consultation with legal counsel and other advisors, that an applicable fiduciary duty of any of Seller’s directors or officers requires such actions.

                5.7           Best Efforts.  Seller shall use its Best Efforts to cause the conditions in Article 7 and Section 8.3 to be satisfied.

                5.8           Payment of Liabilities.  Seller shall pay or otherwise satisfy in the Ordinary Course of Business all of its Liabilities and obligations, provided, however, that Seller shall not be obligated to do so if failure to do so does not materially adversely affect the economic value to the Buyer of the Assets. Buyer and Seller hereby waive compliance with the bulk-transfer provisions of the Uniform Commercial Code (or any similar law) (“Bulk Sales Laws”) in connection with the Contemplated Transactions.

6.  COVENANTS OF BUYER PRIOR TO CLOSING

                6.1           Required Approvals.  As promptly as practicable after the date of this Agreement, Buyer shall make, or cause to be made, all filings required by Legal Requirements to be made by it to consummate the Contemplated Transactions. Buyer also shall cooperate, and cause its Related Persons to cooperate, with Seller (a) with respect to all filings Seller shall be required by Legal Requirements to make and (b) in obtaining all Consents identified in Part 3.2(c), provided, however, that Buyer shall not be required to dispose of or make any change to its business, expend any material funds or incur any other burden in order to comply with this Section 6.1.

                6.2           Best Efforts.  Buyer shall use its Best Efforts to cause the conditions in Article 8 and Section 7.3 to be satisfied.

                6.3           Operation of Assets; Performance of Qwest Contract.

(a)           As an accommodation to Seller due its current distressed financial situation, and acting solely as Seller’s agent:

(i)            On and after the date hereof (provided that Buyer has made the payment contemplated by Section 2.3(a)), Buyer shall take possession of the Assets and shall operate the business as it relates to the Products and the Assets.  All revenue generated by such operation shall be for the account of Buyer, including, without limitation, any revenue generated pursuant to the terms of the Letter Agreement between Buyer and Seller dated June 7, 2002, pursuant to which the parties agreed that all revenues from June 8, 2002 forward are for the account of Buyer.

(ii)           On and after the date hereof, Buyer agrees to perform Seller’s obligations under the Qwest Contract and the other Seller Contracts comprising part of the Assets.

(b)           On and after the date hereof, Buyer will insure the Assets for $400,000 at Buyer’s sole cost and expense.

                6.4           Seller’s Information Statement.  Buyer agrees to cooperate with Seller in Seller’s efforts to provide information in an information statement to be filed with the United States Securities and Exchange Commission and transmitted to shareholders pursuant to the Minnesota Business Corporation Act, Seller’s bylaws, and the Exchange Act.

7.  CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to take the actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

                7.1           Accuracy of Representations.

(a)           All of Seller’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and Seller’s Closing Representations and Warranties shall be accurate in all material respects as of the time of the Closing as if then made, without giving effect to any supplement to the Disclosure Letter.

(b)           Each of the representations and warranties in Section 3.2(a), and each of the representations and warranties in this Agreement that contains an express materiality qualification, shall have been accurate in all respects as of the date of this Agreement.  Any of Seller’s Closing Representations and Warranties that contains an express materiality qualification shall be accurate in all respects as of the time of the Closing as if then made, without giving effect to any supplement to the Disclosure Letter.

                7.2           Seller’s Performance.  All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

                7.3           Consents.  Each of the Consents identified in Exhibit 7.3 (the “Material Consents”) shall have been obtained and shall be in full force and effect.

                7.4           Additional Documents.  Seller shall have caused the documents and instruments required by Section 2.7(a) and the following documents to be delivered (or tendered subject only to Closing) to Buyer:

(a)           an opinion of Maslon Edelman Borman & Brand, LLP , dated the Closing Date, in the form of Exhibit 7.4(a);

(b)           articles of incorporation and all amendments thereto of Seller, duly certified as of a recent date by the Secretary of State of the jurisdiction of Seller’’s incorporation;

(c)           releases of all Encumbrances on the Assets;

(d)           certificates dated as of a date not earlier than the fifth business day prior to the Closing as to the good standing of Seller and payment of all applicable state Taxes by Seller, executed by the appropriate officials of the State of Minnesota; and

(e)           such other documents as Buyer may reasonably request for the purpose of: (i)  evidencing the accuracy of any of Seller’s representations and warranties; (ii)  evidencing the performance or compliance by Seller with any covenant or obligation required to be performed or complied with by Seller; (iii)  evidencing the satisfaction of any condition referred to in this Article 7; or (iv)  otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

                7.5           No Proceedings.  Since the date of this Agreement, (i) there shall not have been commenced or threatened against Buyer any Proceeding which, if adversely determined, would prevent the consummation of the Contemplated Transactions, and (ii) there shall not have been any Order binding on Buyer and Seller prohibiting Buyer and Seller from consummating the Contemplated Transactions.

                7.6           Shareholder Approval.  Seller shall have received the approval of its shareholders necessary to consummate the Contemplated Transactions in accordance with all Legal Requirements.

                7.7           Ancillary Agreements.  The relevant Persons shall have entered into ancillary agreements in form and substance as set forth in Exhibit 7.7 hereto.

8.  CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

Seller’s obligation to sell the Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller in whole or in part):

                8.1           Accuracy of Representations.  All of Buyer’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the time of the Closing as if then made.

                8.2           Buyer’s Performance.  All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been performed and complied with in all material respects.

                8.3           Consents.  Each of the Consents identified in Exhibit 8.3 shall have been obtained and shall be in full force and effect.

                8.4           Additional Documents.  Buyer shall have caused the documents and instruments required by Section 2.7(b), and such documents as Seller may reasonably request for the purpose of (i)  evidencing the accuracy of any representation or warranty of Buyer, (ii)  evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, or (iii)  evidencing the satisfaction of any condition referred to in this Article 8.

                8.5           No Injunction.  Since the date of this Agreement, (i) there shall not have been commenced or threatened against Seller any Proceeding which, if adversely determined, would prevent the consummation of Contemplated Transactions, and (ii) there shall not have been any Order binding on Buyer and Seller prohibiting Buyer and Seller from consummating the Contemplated Transactions.

9.  TERMINATION

                9.1           Termination Events.  By notice given prior to or at the Closing, subject to Section 9.2, this Agreement may be terminated as follows:

(a)           by Buyer if a material Breach of any provision of this Agreement has been committed by Seller and such Breach has not been waived by Buyer;

(b)           by Seller if a material Breach of any provision of this Agreement has been committed by Buyer and such Breach has not been waived by Seller;

(c)           by Buyer if any condition in Article 7 has not been satisfied as of the date specified for Closing in the first sentence of Section 2.6 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition on or before such date;

(d)           by Seller if any condition in Article 8 has not been satisfied as of the date specified for Closing in the first sentence of Section 2.6 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement), and Seller has not waived such condition on or before such date;

(e)           by mutual consent of Buyer and Seller;

(f)            by Buyer if the Closing has not occurred on or before December 31, 2002, or such later date as the parties may agree upon, unless Buyer is in material Breach of this Agreement; or

(g)           by Seller if the Closing has not occurred on or before December 31, 2002, or such later date as the parties may agree upon, unless Seller is in material Breach of this Agreement.

                9.2           Effect of Termination.

(a)           Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in Sections 9.2, 11.2 (c), 11.3(e) and (f) and Articles 12 and 13 (except for those in Section 13.5) will survive; provided, however, that, if this Agreement is terminated because of a Breach of this Agreement by the nonterminating party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

(b)           If this Agreement is terminated:

(i)            Buyer shall return possession of the Assets to Seller as soon as reasonably practicable;

(ii)           Seller shall immediately return the payment specified in Section 2.3(a) hereof to Buyer;

(iii)          Buyer shall be entitled to retain all revenues and Accounts Receivable associated with its operation of the Assets from June 8, 2002 until the date this Agreement is terminated;

(iv)          if Seller has breached Section 5.6 hereof, Seller shall reimburse Buyer for all of its out-of-pocket costs incurred by Buyer, directly or indirectly, in connection with the Contemplated Transactions; and

(v)           due to a failure by Seller to satisfy the condition set forth in Section 7.6 hereof by December 29, 2002, and Buyer bids no more than the principal amount outstanding under the Note in a foreclosure sale and is unsuccessful in purchasing the Assets for that consideration in such sale, then Seller shall reimburse Buyer for all of its out-of-pocket costs incurred by Buyer, directly or indirectly, in connection with the Contemplated Transactions.

10.  ADDITIONAL COVENANTS

                10.1         Employees and Employee Benefits.

(a)           It is understood and agreed that Buyer’s hiring of any Active Employees shall not constitute any commitment, Contract or understanding (expressed or implied) of any obligation on the part of Buyer to an employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment, and employment offered by Buyer is “at will” and may be terminated by Buyer or by an employee at any time for any reason.

(b)           Seller represents and warrants that the definition of Active Employees includes all employees of Seller as of May 31, 2002.  Seller shall be responsible for (and has paid or shall pay by Closing, to the extent that any such amounts are due and payable on the date hereof, or become due and payable by the Closing Date):

(i)            the payment of all wages and other remuneration due to Active Employees with respect to their services as employees of Seller through each employee’s date of termination (“Termination Date”), including pro rata bonus payments and all vacation pay earned prior to each employee’s Termination Date;

(ii)           the payment of any termination or severance payments and the provision of health plan continuation coverage in accordance with the requirements of Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA (which provisions are hereinafter referred to collectively as “COBRA”); and

(iii)          any claims made or incurred by Active Employees and their beneficiaries through such employee’s Termination Date under any of Seller’s existing employee benefit plans (including, but not limited to, any retirement, savings or pension plans).

(c)           Buyer shall not have any responsibility, liability or obligation, whether to Active Employees, former employees, their beneficiaries or to any other Person, with respect to any employee benefit plans, practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by Seller.

                10.2         Payment of Retained Liabilities.  If Seller fails to pay the Retained Liabilities and other Liabilities of Seller under this Agreement (other than the Assumed Liabilities), and if Buyer reasonably determines that failure to make any payments will impair Buyer’s use or enjoyment of the Assets, Buyer may, at any time after the date hereof, elect to make all such payments directly (but shall have no obligation to do so) and seek indemnification from Seller.

                10.3         Restrictions on Seller Dissolution and Distributions.  Seller shall not dissolve or make any distributions to its shareholders until the lapse of more than two years after the Closing Date, provided, however, that Seller may make distributions to its shareholders if it has first made adequate provision for the satisfaction in full of any and all obligations of Seller to indemnify Buyer under this Agreement.

                10.4         Assistance in Proceedings.  Seller will cooperate with Buyer and its counsel in the contest or defense of, and make available its then-current personnel and provide any testimony and access to its books and Records in connection with, any Proceeding involving or relating to (a) any Contemplated Transaction or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction by Seller on or before the Closing Date involving the Assets.  Buyer will reimburse Seller for its reasonable expenses in connection with any such assistance.

                10.5         Noncompetition, Nonsolicitation and Nondisparagement.

(a)           Noncompetition. For a period of one (1) year after the Closing Date, Seller shall not, anywhere in the world, directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person engaged in or planning to become engaged in the analysis of telecommunications usage data business; provided, however, that Seller may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act.

(b)           Nonsolicitation. For a period of one (1) year after the Closing Date, Seller shall not, directly or indirectly:

(i)            solicit the competing business of any Person who is a customer of Buyer;

(ii)           cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Buyer to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer;

(iii)          cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Seller on the Closing Date or within the year preceding the Closing Date to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer; or

(iv)          hire, retain or attempt to hire or retain any employee or independent contractor of Buyer or in any way interfere with the relationship between Buyer and any of its employees or independent contractors.

(c)           Nondisparagement. After the Closing Date, Seller will not disparage Buyer or any of Buyer’s shareholders, directors, officers, employees or agents.

(d)           Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 10.5(a) through (c) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 10.5 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 10.5 is reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the value of the Assets and to prevent any unfair advantage conferred on Seller.

                10.6         Customer and Other Business Relationships.  Neither Seller nor any of its current officers, current directors or current employees shall take any action that would tend to diminish the value of the Assets or that would interfere with the business of Buyer to be engaged in after the date hereof, including disparaging the name or business of Buyer.

                10.7         Retention of and Access to Records.  After the Closing Date until the second anniversary of the date hereof, Seller shall provide Buyer and its Representatives reasonable access to Records that are Excluded Assets, during normal business hours and on at least three days’ prior written notice, for any reasonable business purpose specified by Buyer in such notice.

                10.8         Further Assurances.  Subject to the proviso in Section 6.1, the parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

11.  INDEMNIFICATION; REMEDIES

                11.1         Survival.  All representations, warranties, covenants and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, the certificates delivered pursuant to Section 2.7 and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions, subject to Section 11.7.  The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation or assessment) conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

                11.2         Indemnification and Reimbursement by Seller.  Seller will indemnify and hold harmless Buyer, and its Representatives, shareholders, subsidiaries and Related Persons (collectively, the “Buyer Indemnified Persons”), and will reimburse the Buyer Indemnified Persons for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses) or diminution of value, whether or not involving a Third-Party Claim (collectively, “Damages”), arising from or in connection with:

(a)           any Breach of any representation or warranty made by Seller in (i) this Agreement (without giving effect to any supplement to the Disclosure Letter), (ii) the Disclosure Letter, (iii) the supplements to the Disclosure Letter , (iv) the certificates delivered pursuant to Section 2.7 (for this purpose, each such certificate will be deemed to have stated that Seller’s Closing Representations and Warranties fulfill the requirements of Section 7.1 as of the Closing Date as if made on the Closing Date without giving effect to any supplement to the Disclosure Letter, unless the certificate expressly states that the matters disclosed in a supplement have caused a condition specified in Section 7.1 not to be satisfied), (v) any transfer instrument or (vi) any other certificate, document, writing or instrument delivered by Seller pursuant to this Agreement;

(b)           any Breach of any covenant or obligation of Seller in this Agreement or in any other certificate, document, writing or instrument delivered by Seller pursuant to this Agreement;

(c)           any Liability arising out of the ownership or operation of the Assets prior to the Effective Time other than the Assumed Liabilities; provided, however that Seller shall not be responsible for any such Liability arising solely as a result of Buyer’s action or failure to act during the period between the date hereof and the Effective Time;

(d)           any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller (or any Person acting on its behalf) in connection with any of the Contemplated Transactions; or

(e)           any Retained Liabilities.

                11.3         Indemnification and Reimbursement by Buyer.  Buyer will indemnify and hold harmless Seller, and will reimburse Seller, for any Damages arising from or in connection with:

(a)           any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(b)           any Breach of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(c)           any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on Buyer’s behalf) in connection with any of the Contemplated Transactions;

(d)           any Assumed Liabilities;

(e)           any Liability arising out of Buyer’s ownership or operation of the Assets after the Effective Time, or any Liability arising out of Buyer’s operation of the Assets during the period from the date hereof through the Effective Time, to the extent that such Liability was caused solely by Buyer’s action or failure to act; or

(f)            any Damages to Seller arising from Buyer’s default under the Qwest Contract or other Seller Contracts, unless such default was a result of an action or failure to act by Seller.

                11.4         Limitations on Amount—Seller.  Seller shall have no liability (for indemnification or otherwise) with respect to claims under Section 11.2(a) until the total of all Damages with respect to such matters exceeds twenty thousand and no dollars ($20,000) and then only for the amount by which such Damages exceed twenty thousand and no dollars ($20,000) (such limitations, the “Seller Basket”).  However, the Seller Basket will not apply to claims under Sections 11.2 (d) and (e) or to matters arising in respect of Sections 3.4, 3.7 and 10.1 or to any intentional Breach by Seller of any covenant or obligation hereunder, and Seller will be liable for all Damages with respect to such Breaches.  In no event shall the indemnification obligations of Seller exceed the Purchase Price.

                11.5         Limitations on Amount—Buyer.  Buyer will have no liability (for indemnification or otherwise) with respect to claims under Section 11.4(a) until the total of all Damages with respect to such matters exceeds twenty thousand and no dollars ($20,000) and then only for the amount by which such Damages exceed twenty thousand and no dollars ($20,000) (such limitation, the “Buyer Basket”).  However, the Buyer Basket will not apply to claims under Section 11.3(e) and (f) or to any intentional Breach by Buyer of any covenant or obligation hereunder, and Buyer will be liable for all Damages with respect to such Breaches.  In no event shall the indemnification obligations of Buyer hereunder exceed the Purchase Price.

                11.6         Time Limitations.

(a)           If the Closing occurs, Seller will have liability (for indemnification or otherwise) with respect to any Breach of (i) a covenant or obligation to be performed or complied with prior to the Closing Date (other than those in Sections 2.1 and 2.4(b) and Articles 10 and 12, as to which a claim may be made at any time), or (ii) a representation or warranty only if Buyer notifies Seller of such a claim within one year from the Closing, specifying the factual basis of the claim in reasonable detail to the extent then known by Buyer (other than those in Section 3.4, as to which a claim may be made at any time, those in Section 3.12, with respect to representations and warranties about the existence of infringement actions or infringing activities, as to which a claim may be made on or before the latest expiration date of all statutes of limitations pertaining to infringement claims by a third party), provided, however, that Seller will have no liability if the infringement or infringing activity arises from (1) Buyer’s interconnection, combination, operation or use of the Products with other software, if such a claim would not have arisen except for such a combination, or (2) Buyer’s use or operation of such Products in a manner for which they were not designed or used by Seller.

(b)           If the Closing occurs, Buyer will have liability (for indemnification or otherwise) with respect to any Breach of (i) a covenant or obligation to be performed or complied with prior to the Closing Date (other than those in Article 12, as to which a claim may be made at any time), or (ii) a representation or warranty, only if Seller notifies Buyer of a claim within one year from the Closing, specifying the factual basis of the claim in reasonable detail to the extent then known by Seller.

                11.7         Third-Party Claims.

(a)           Promptly after receipt by a Person entitled to indemnity under Section 11.2 or 11.3 (an “Indemnified Person”) of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an “Indemnifying Person”) of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.

(b)           If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 11.7(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 11 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s Consent unless (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

(c)           Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).

(d)           Notwithstanding the provisions of Section 13.4, the parties hereby consent to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party Claim is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on the Indemnifying Person with respect to such a claim anywhere in the world.

(e)           With respect to any Third-Party Claim subject to indemnification under this Article 11: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(f)            With respect to any Third-Party Claim subject to indemnification under this Article 11, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its Best Efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

                11.8         Other Claims.  A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice.

                11.9         INDEMNIFICATION IN CASE OF STRICT LIABILITY OR INDEMNITEE NEGLIGENCE

THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE 11 SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LEGAL REQUIREMENTS (INCLUDING ANY PAST, PRESENT OR FUTURE BULK SALES LAW, ENVIRONMENTAL LAW, FRAUDULENT TRANSFER ACT, OCCUPATIONAL SAFETY AND HEALTH LAW OR PRODUCTS LIABILITY, SECURITIES OR OTHER LEGAL REQUIREMENT) AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION.

                11.10       Exclusive Remedy.  The rights of indemnification provided for under this Article 11 shall be the parties’ sole and exclusive remedies for all claims arising under this Agreement, other than claims for fraud.  Unless a representation by any party is intentionally inaccurate, such representation shall not constitute fraud.

12.  CONFIDENTIALITY

                12.1         Definition of Confidential Information.

(a)           As used in this Article 12, the term “Confidential Information” includes any and all of the following information of Seller or Buyer that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by either party (Buyer on the one hand or Seller on the other hand) or its Representatives (collectively, a “Disclosing Party”) to the other party or its Representatives (collectively, a “Receiving Party”):

(i)            all information that is a trade secret under applicable trade secret or other law;

(ii)           all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, Software and computer software and database technologies, systems, structures and architectures;

(iii)          all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party’s documents or property or discussions with the Disclosing Party regardless of the form of the communication; and

(iv)          all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing.

(b)           Any trade secrets of a Disclosing Party shall also be entitled to all of the protections and benefits under applicable trade secret law and any other applicable law. If any information that a Disclosing Party deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Article 12, such information shall still be considered Confidential Information of that Disclosing Party for purposes of this Article 12 to the extent included within the definition. In the case of trade secrets, each of Buyer and Seller hereby waives any requirement that the other party submit proof of the economic value of any trade secret or post a bond or other security.

                12.2         Restricted Use of Confidential Information.

(a)           Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information (i) shall be kept confidential by the Receiving Party; (ii) shall not be used for any reason or purpose other than to evaluate and consummate the Contemplated Transactions; and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of an authorized representative of Seller with respect to Confidential Information of Seller (each, a “Seller Contact”) or an authorized representative of Buyer with respect to Confidential Information of Buyer (each, a “Buyer Contact”). Each of Buyer and Seller shall disclose the Confidential Information of the other party only to its Representatives who require such material for the purpose of evaluating the Contemplated Transactions and are informed by Buyer or Seller, as the case may be, of the obligations of this Article 12 with respect to such information. Each of Buyer and Seller shall (iv) enforce the terms of this Article 12 as to its respective Representatives; (v) take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this Article 12; and (vi) be responsible and liable for any breach of the provisions of this Article 12 by it or its Representatives.

(b)           Unless and until this Agreement is terminated, Seller shall maintain as confidential any Confidential Information (including for this purpose any information of Seller of the type referred to in Sections 12.1(a)(i), (ii) and (iii), whether or not disclosed to Buyer) of the Seller  relating to any of the Assets or the Assumed Liabilities. Notwithstanding the preceding sentence, Seller may use any Confidential Information of Seller before the Closing in the Ordinary Course of Business in connection with the transactions permitted by Section 5.2.

(c)           From and after the Closing, the provisions of Section 12.2(a) above shall not apply to or restrict in any manner Buyer’s use of any Confidential Information of the Seller relating to any of the Assets or the Assumed Liabilities.

                12.3         Exceptions.  Sections 12.2(a) and (b) do not apply to that part of the Confidential Information of a Disclosing Party that a Receiving Party demonstrates (a) was, is or becomes generally available to the public other than as a result of a breach of this Article 12 or the Confidentiality Agreement by the Receiving Party or its Representatives; (b) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party; or (c) was, is or becomes available to the Receiving Party on a nonconfidential basis from a Third Party not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure. Seller shall not disclose any Confidential Information of Seller relating to any of the Assets or the Assumed Liabilities in reliance on the exceptions in clauses (b) or (c) above.

                12.4         Legal Proceedings.  If a Receiving Party becomes compelled in any Proceeding or is requested by a Governmental Body having regulatory jurisdiction over the Contemplated Transactions to make any disclosure that is prohibited or otherwise constrained by this Article 12, that Receiving Party shall provide the Disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Article 12. In the absence of a protective order or other remedy, the Receiving Party may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that, based upon advice of the Receiving Party’s counsel, the Receiving Party is legally compelled to disclose or that has been requested by such Governmental Body, provided, however, that the Receiving Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed. The provisions of this Section 12.4 do not apply to any Proceedings between the parties to this Agreement.

                12.5         Return or Destruction of Confidential Information.  If this Agreement is terminated, each Receiving Party shall (a) destroy all Confidential Information of the Disclosing Party prepared or generated by the Receiving Party without retaining a copy of any such material; (b) promptly deliver to the Disclosing Party all other Confidential Information of the Disclosing Party, together with all copies thereof, in the possession, custody or control of the Receiving Party or, alternatively, with the written consent of a Seller Contact or a Buyer Contact (whichever represents the Disclosing Party) destroy all such Confidential Information; and (c) certify all such destruction in writing to the Disclosing Party, provided, however, that the Receiving Party may retain a list that contains general descriptions of the information it has returned or destroyed to facilitate the resolution of any controversies after the Disclosing Party’s Confidential Information is returned.

                12.6         Attorney-Client Privilege.  The Disclosing Party is not waiving, and will not be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The parties (a) share a common legal and commercial interest in all of the Disclosing Party’s Confidential Information that is subject to such privileges and protections; (b) are or may become joint defendants in Proceedings to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either party become subject to any actual or threatened Proceeding to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; and (d) intend that after the Closing the Receiving Party shall have the right to assert such protections and privileges. No Receiving Party shall admit, claim or contend, in Proceedings involving either party or otherwise, that any Disclosing Party waived any of its attorney work-product protections, attorney-client privileges or similar protections and privileges with respect to any information, documents or other material not disclosed to a

Receiving Party due to the Disclosing Party disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party.

13.  GENERAL PROVISIONS

                13.1         Expenses.  Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives. If this Agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

                13.2         Public Announcements.  Any public announcement, press release or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as mutually agreed by Buyer and Seller. Seller and Buyer will consult with each other concerning the means by which Seller’s employees, customers, suppliers and others having dealings with Seller will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

                13.3         Notices.  All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

Seller:	OneLink, Inc. Paul F. Lidsky, Chief Executive Officer 10340 Viking Drive Eden Prairie, MN 55344 Fax no.: (952) 942-9424 E-mail: plidsky@onelink.com

with a copy to:	Terri Krivosha, Esq. Maslon Edelman Borman & Brand, LLP 3300 Wells Fargo Center 90 South Seventh Street Minneapolis, MN 55402 Fax no.: (612) 642-8340 E-mail: terri.krivosha@maslon.com

Buyer:	CallVision, Inc. Derek Edwards, President 1080 West Ewing Place, Suite 200 Seattle, WA 98119 Fax no.: (206) 352-3059 E-mail: dedwards@callvision.com

with a copy to:	Bradley Furber Holland & Knight LLP 520 Pike Street 2600 Pike Tower Seattle, WA 98101 Fax no.: (206) 623-4363 E-mail: Bradley.furber@hklaw.com

                13.5         Arbitration.  Any controversy or claim arising out of or relating to this Agreement or any related agreement shall be settled by arbitration in accordance with the following provisions:

(a)           Disputes Covered. The agreement of the parties to arbitrate covers all disputes of every kind relating to or arising out of this Agreement, any related agreement or any of the Contemplated Transactions. Disputes include actions for breach of contract with respect to this Agreement or the related agreement, as well as any claim based upon tort or any other causes of action relating to the Contemplated Transactions, such as claims based upon an allegation of fraud or misrepresentation and claims based upon a federal or state statute. In addition, the arbitrators selected according to procedures set forth below shall determine the arbitrability of any matter brought to them, and their decision shall be final and binding on the parties.

(b)           Forum. The forum for the arbitration shall be Seattle, Washington.

(c)           Law. The governing law for the arbitration shall be the law of the State of Washington, without reference to its conflicts of laws provisions.

(d)           Selection. There shall be three arbitrators, unless the parties are able to agree on a single arbitrator. In the absence of such agreement within ten (10) days after the initiation of an arbitration proceeding, Seller shall select one arbitrator and Buyer shall select one arbitrator, and those two arbitrators shall then select, within ten (10) days, a third arbitrator. If those two arbitrators are unable to select a third arbitrator within such ten (10)-day period, a third arbitrator shall be appointed by the commercial panel of the American Arbitration Association. The decision in writing of at least two of the three arbitrators shall be final and binding upon the parties.

(e)           Administration. The arbitration shall be administered by the American Arbitration Association.

(f)            Rules. The rules of arbitration shall be the Commercial Arbitration Rules of the American Arbitration Association, as modified by any other instructions that the parties may agree upon at the time, except that each party shall have the right to conduct discovery in any manner and to the extent authorized by the Federal Rules of Civil Procedure as interpreted by the federal courts. If there is any conflict between those Rules and the provisions of this section, the provisions of this section shall prevail.

(g)           Substantive Law. The arbitrators shall be bound by and shall strictly enforce the terms of this Agreement and may not limit, expand or otherwise modify its terms. The arbitrators shall make a good faith effort to apply substantive applicable law, but an arbitration decision shall not be subject to review because of errors of law. The arbitrators shall be bound to honor claims of privilege or work-product doctrine recognized at law, but the arbitrators shall have the discretion to determine whether any such claim of privilege or work product doctrine applies.

(h)           Decision. The arbitrators-’’ decision shall provide a reasoned basis for the resolution of each dispute and for any award. The arbitrators shall not have power to award damages in connection with any dispute in excess of actual compensatory damages and shall not multiply actual damages or award consequential or punitive damages or award any other damages that are excluded under the provisions of Article 11 of this Agreement.

(i)            Expenses. Each party shall bear its own fees and expenses with respect to the arbitration and any proceeding related thereto and the parties shall share equally the fees and expenses of the American Arbitration Association and the arbitrators.

(j)            Remedies; Award. The arbitrators shall have power and authority to award any remedy or judgment that could be awarded by a court of law in Washington or Minnesota. The award rendered by arbitration shall be final and binding upon the parties, and judgment upon the award may be entered in any court of competent jurisdiction in the United States.

                13.5         Enforcement of Agreement.  Seller acknowledges and agrees that Buyer would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement by Seller could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Buyer may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

                13.6         Waiver; Remedies Cumulative.  The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

                13.7         Entire Agreement and Modification.  This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between Buyer and Seller) and constitutes (along with the Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

                13.8         Disclosure Letter.

(a)           The information in the Disclosure Letter constitutes (i) exceptions to particular representations, warranties, covenants and obligations of Seller as set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement. If there is any inconsistency between the statements in this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in this Agreement will control.

(b)           The statements in the Disclosure Letter, and those in any supplement thereto, relate only to the provisions in the Section of this Agreement to which they expressly relate and not to any other provision in this Agreement.

                13.9         Assignments, Successors and No Third-Party Rights.  No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Buyer may assign any of its rights and delegate any of its obligations under this Agreement to any Subsidiary of Buyer and may collaterally assign its rights hereunder to any financial institution providing financing in connection with the Contemplated Transactions, so long as no such assignment or delegation impairs Buyer’s ability to perform its obligations under this Agreement and to complete the Contemplated Transactions.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 13.9.

                13.10       Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

                13.11       Construction.  The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Articles,” “Sections” and “Parts” refer to the corresponding Articles, Sections and Parts of this Agreement and the Disclosure Letter.

                13.12       Time Of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

                13.13       Governing Law.  This Agreement will be governed by and construed under the laws of the State of Washington without regard to conflicts-of-laws principles that would require the application of any other law.

                13.14       Execution of Agreement.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

                IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CALLVISION, INC:	ONELINK, INC:

By:	By:
Its:	Its:
Name:	Name: